EXHIBIT 10.1

Wayne R. Weidner - Prepared Remarks
Annual Meeting of Shareholders
April 25, 2006

I.	Disclaimer

A.	While proxies are being examined and the ballots counted, I will make my comments.

B.
I should point out that our remarks regarding the outlook for the current year and beyond, including our anticipated earnings and asset growth and any planned new investments, will contain forward-looking information.

C.
Actual results may vary from any forecasted results that we discuss due to various risks and uncertainties, including those that we detailed in our report on Form 10-K for 2005, filed with the SEC and sent to you with our proxy statement.

II.	Record Earnings - Outstanding Year - Unique Economy

A.
For the second year in a row, we were named to The Staton Institute’s Super 50 Team, which includes only 21 public U.S. companies out of over 19,000 public companies in the United States. These are companies with a combined total of at least 50 years of higher earnings and dividends per share.

B.
National Penn was also named to Staton’s list of America’s Finest Companies for the 8th consecutive year. The Staton Institute, which was founded by chartered financial analyst Bill Staton, publishes this investment directory of all publicly-traded U.S. company companies with at least 10 consecutive years of higher earnings and/or dividends per share. These are tremendous achievements for which we all should be proud.

III.	NASDAQ Honor

In honor of our commitment to returning value annually to our shareholders, National Penn Bancshares was designated as a founding member of the new NASDAQ Dividend Achievers Index. This is composed of 83 companies.

This is a market capitalization-weighted index designed to track the performance of companies that are listed on NASDAQ and meet the requirement of increased annual regular dividend payments for the last 10 or more consecutive years.

It is with great pride that we accept this honor which recognizes National Penn for its long-term commitment to increasing shareholder value.

IV.	Stock Split

Another part of our history here at National Penn that we are proud of the periodic declaration of stock splits or stock dividends. In 2005, we accomplished this for the 28th straight year by declaring a five-for-four stock split.

V.	Stock Performance

A.
On a year-to-date basis, our stock is up from its closing price at the end of 2005. We strongly believe that the stability of our stock performance is a direct result of the strength of our reputation, the hard work of our employees, management team and Board of Directors, combined with the confidence of our shareholders.

B.
Recently, our market capitalization - the total market value of our common stock - went over the $1 billion mark. With average daily trading volume of over 80,000 shares, our shareholders have increased liquidity in their investment.

C.	On a total return basis, NPBC stock has performed well when compared to the NASDAQ Bank Index and the S&P 500 Index over the past 20 years.

D.
I would call your attention to the graph that we’re now displaying. For long-term investing, our stock price has achieved a high rate of growth over the years. Twenty years ago, if you had invested approximately $1,000 in National Penn, and had reinvested all dividends and additional shares over the 20-year period, your investment would have grown 2000 percent, to a total value of $21,991 today!

E.
In 2005, our earnings resulted in a return on average equity of 13.7% and a return on average assets of 1.31%. Our goal is to continue to be a financially strong leader in the financial services industry.

F.
Despite the unprecedented challenges we face, we remain committed to increasing shareholder value on a total return basis over the longer term. Glenn Moyer, our President, will share more information on our strategic focus in his comments today.

VI.	Corporate Governance Update

A.
As I stated last year, Corporate Governance has always been an important part of our business. The board of directors and management team rely heavily on the guidance of our Independent Directors and the work of our Board’s four standing committees. In addition, our Executive Committee can act on behalf of the full Board.

B.	Today, I’d like to highlight our NEWEST committee.

Enterprise Risk Management Committee

In 2005, our board established a new standing committee - the Enterprise Risk Management Committee. This Committee, led by C. Robert Roth, consists of a maximum of five independent directors, and includes the chairs of each of our other independent director committees - the Audit, Nominating/Corporate Governance and Compensation committees.

The Enterprise Risk Management Committee is focused on the identification and prudent management of the major risks inherent in our business. Today, National Penn is a much more complex organization than it was five years ago. We are now a financial services company with a range of products and services that go beyond traditional banking products. Therefore, the Board and management concluded that a more formalized risk management process - one reaching across the entire company - is needed. This Board committee works closely with management’s enterprise-wide risk management function, also established in 2005, to assure that we appropriately manage the risks we take in the operation of our business.

●
These committees clearly demonstrate National Penn’s strong commitment to Corporate Governance and our adherence to the letter and spirit of the law. They are absolutely critical to maintaining the trust of you, our shareholders.

●
Now, I’d like to introduce Glenn Moyer, President of National Penn Bancshares and President and CEO of National Penn Bank who will provide a detailed report addressing 2005 results and a preview of what to expect in 2006.

Thank you!

Glenn E. Moyer - Prepared Remarks
Annual Meeting of Shareholders
April 25, 2006

I.	(WELCOME & CD SPECIAL SECTION)

•	Thank you, Wayne.

•	I’d like to extend a warm welcome to everyone for joining us today. I see a lot of familiar faces and some new faces joining us today.

•
Despite the years that I’ve been attending and participating in these meetings, I’m always humbled by the number of shareholders who come out to join us! We had more than 788 shareholders make reservations to join us for this annual meeting.

•
I’d like to draw your attention to our annual shareholder CD special that you’ve come to know and enjoy. As you can see from the flyer at your seat, National Penn is offering from now until May 9 a 14-Month CD with an APY of 5.25%. You can stop by any of our 78 community office locations to redeem this special offer--just be sure to bring along the flyer. We not only thank you for being shareholders of our corporation-but if you're not already a customer, we invite you to become one!

II.	(INTRODUCTIONS SECTION)

•	I’d like to take a moment to introduce some special guests here today who are critical to the ongoing success of National Penn:

A.
First, our Affiliate and Advisory Board Directors on whom we rely to share their business knowledge with us - and to share new business referrals to help us achieve our goal of another year of growth and earnings.

Ask the groups to rise to be recognized as a group.

B.	Next, I’d like to ask our Senior Managers of our various affiliates to please rise:
1.	National Penn Investors Trust Company
(Our trust and asset management company)
-- Don Worthington, President

2.	National Penn Mortgage Company
(Our residential mortgage company)
-- Jorge Leon, President

3.	National Penn Insurance Agency Inc.
(our full-service insurance agency)
-- President Mike Meeneghan, who recently joined our organization. Welcome, Mike!

C.	Finally, our Group Executive Vice Presidents - a group of seven individuals that Wayne and I are proud to work with and on whom we and the Board rely upon on a daily basis.
I’d like the following people to stand:

1.	Bruce Kilroy

2.	Garry Koch

3.	Paul McGloin

4.	Mike Reinhard

5.	Gary Rhoads

6.	Sandy Spayd

7.	Sharon Weaver

Let’s recognize these folks!

III.	(2005 AND 1ST QUARTER 2006 HIGHIGHTS SECTION)
At this time, I’d like to take a brief look at financial highlights of our past year - our 28th consecutive year of increased profits and cash dividends!

•	I’d like to call your attention to the comments and data included in our 2005 Annual Report and Form 10-K, which you received in the mail.

A. For the Year 2005

A.	We achieved record profits of $59.8 million, a 24.7% increase compared to 2004.

B.	Our diluted earnings per share were $1.36 - an increase of 18.3% compared to 2004.

C.	Our return on average assets was 1.31% vs. 1.20% in 2004.

D.	Our return on average shareholders equity was 13.7% versus 13.2% in 2004.

E.	These earnings continue to demonstrate why National Penn is ranked among the best performing financial institutions - despite the series of unprecedented challenges we faced during 2005.

F.	We are proud to report that National Penn finished the year with increased assets and capital, a strong reputation in the marketplace and exciting plans for the future.

B. 1st Quarter 2006 -
•	And I’d like to note that our progress has continued through the 1st Quarter of 2006:

1.	National Penn currently holds over $5 billion in total assets - our highest amount to date and a wonderful way to start a new year!

2.	Our deposits are $3.62 billion and our loans are $3.40 billion.

3.	Shareholders’ equity is $518.2 million and . . . .

4.
Net income totaled $15.0 million, or $.33 per diluted share for the 1st Quarter of 2006. This compares to $13.7 million, or $.31 per diluted share for the first quarter of 2005 - a 6.5% increase on a diluted earnings per share basis.

5.	Our return on average assets was 1.24%.

6.	Our return on average shareholders’ equity was 13.0%.

7.	1st quarter results were positively impacted by the recent addition to our National Penn family with the completion of our merger with Nittany Financial Corp.

8.
Getting off to a good start in 2006 is important to how we will perform for the remaining quarters and full year. Given the flat yield curve and the high level of competition we face everyday, we will need every bit of profitable growth that we can muster!

IV.	(ACHIEVEMENTS SECTION)
In addition to a series of financial accomplishments, 2005 also marked a year of significant achievements.

•
The truth of the matter is that our employees play a huge role in this year’s milestone of 28 consecutive years of increased earnings and dividends. At National Penn, we strive to provide a rewarding, positive and energetic work environment.

•
And for the 4th consecutive year, our employees honored us by recognizing National Penn as one of the Best Places to Work in Pa. I’m thrilled to report that we moved up to our highest ranking to date - the 16th Best Place to Work in Pa. out of the Top 50 large-sized companies.

•	I’m also happy to report that National Penn regained our place on The Coleman’s Report of Top 100 SBA 7(a) lenders - ranking 86th nationwide.

•
2005 was also a year in which we made significant strides in demonstrating that National Penn is much more than a bank. Today, National Penn is a full-service financial services company that offers the services of a larger, regional bank holding company, along with the client intimacy and personal attention of a community bank.

Specifically, we implemented a variety of name changes and new internal programs to more closely align our divisions and affiliates under the National Penn umbrella. We also took significant steps to build and strengthen customer relationships; and to increase our impact on the marketplace through a variety of growth-oriented decisions.

A.
Let me first address the steps we’ve taken to better integrate all of our divisions and affiliates under the National Penn name and to cross - promote our financial products and services among all parts of the organization.

•
During the first half of 2005, Investors Trust Company began operating as National Penn Investors Trust Company, a subsidiary of National Penn Bank. In a related move, National Penn’s brokerage and investment advisory service businesses were organized under the National Penn Investors Trust Company umbrella.

•
Shortly after we completed the acquisition of the West Chester-based Krombolz Insurance Agency in early 2005, all 7 of National Penn’s insurance agencies began operating under the National Penn Insurance Agency, Inc. name.

•
In late 2005, National Penn Leasing Company successfully launched a new program designed to increase equipment leasing referrals from inside the company. As a result, Leasing achieved a three-fold increase in referrals as compared to the first quarter of 2005.

•	For National Penn Mortgage Company, 2005 also was a transitional year. This National Penn affiliate ended the year with $347 million in mortgage loan originations - a 38% increase from 2004.

B.	We also launched a series of programs and services that strengthen and build customer relationships - the very livelihood of our organization.

•	Throughout the year, National Penn Bank launched several significant deposit acquisition programs, which generated more than $74 million in deposits from new customers.

•
We also initiated programs and services to make it easier for new and existing customers to bank with us - including free Web bill pay, “switch kits” for new customers and a new real-time processing wire system for customers using our Business e-Cash Manager program.

•
We’re also looking for ways to establish relationships with tomorrow’s customers via new benefits to our Kids Club program, which is a special savings account for children ages newborn to 18-years-old.

o
Kids Club was actually initiated by our Peoples Bank of Oxford division several years ago. This year we are adding several new features including special Web pages for kids that provide interactive information about banking - including a calculator to determine just how long it will take to save for that bike or iPod.

o	We also are adding special educational kits geared toward children for use by our community offices, as well as special event and guest speaker opportunities.

o	In fact, we have a special program that we have been running to increase Kids Club accounts which culminates today, on National Teach Your Children to Save Day.

C.	But we didn’t stop there. We also looked for ways to grow the company while maintaining our balanced strategy of both organic growth and growth by acquisition.

•	If you look at this balanced growth over the past 5 years, the percentage of organic growth versus acquisition growth has been about 50/50.

•	This growth is consistent with our “client intimate” business model to develop meaningful, long-term relationships with our clients.

•
Just this week, we opened a beautiful new multi-service facility in Souderton, Bucks County that houses three National Penn services all under one roof - the FirstService Bank Division of National Penn Bank; National Penn Insurance Agency, Inc and National Penn Capital Advisors.

•
And earlier this month we opened our newly relocated National Penn Bank West Chester community office which features a variety of amenities not available in the former location - including more office space, more teller lanes and one of the only bank drive-thru windows in downtown West Chester. These changes will enable us to better serve the needs of existing and new customers.

•	Acquisition-related growth included the early 2005 completed acquisition of Krombolz Insurance Agency located in West Chester, Pennsylvania.

•
And several weeks ago, we acquired Bucks County-based RESOURCES for Retirement, one of the top twenty 401(k) plan advisors in the country. RESOURCES, which advises large companies on their 401(k) plans, is now part of National Penn Capital Advisors. The acquisition will allow us to add larger companies to our client roster and allow RESOURCES’s clients access to our wide range of wealth management and banking services.

•	In January, we completed the merger with Nittany Financial - a State College-based financial institution.

•	Let me take a moment to tell you about Nittany Financial and why this acquisition is a good fit for National Penn. Please note on the screens that we have a sampling of Nittany offices.

o	When Nittany Financial was founded in 1998, its board and leadership team developed a very smart and successful commercial bank business model.

o
With the overall growth of the State College area strongly supported by Penn State University-driven entrepreneurial businesses, and Nittany’s focus on local business owners, Nittany Bank quickly became a “trusted advisor” to many in the market.

o
As a result, in just 7 short years, Nittany Bank went from “zero” deposit market share to #2 in deposit market share in the State College area - one of the three fastest growing metro regions in Pennsylvania and one of the fastest growing in terms of job growth.

o	Since its founding, Nittany Financial has opened five community offices - four in State College and one in Bellefonte.

o
Nittany Financial also operated two investment subsidiaries, Nittany Asset Management, Inc. and Vantage Investment Advisors, L. L. C. Vantage added more than $300 million to the assets under management within our Wealth and Asset Management business line.

o	On March 27, 2006, we merged Nittany Bank into National Penn Bank, and we now operate Nittany Bank as a separate division, similar to our other acquisition-based bank divisions.

•	At this time, I’d like to ask the following Nittany individuals to stand:

o	David Richards, Jr., who remains President of the Nittany Bank Division and head of its leadership team.

o	David Goodman, Jr., one of the founding directors of Nittany Bank and now a director of National Penn Bank.

•	Most of all, we’re pleased to have 570 former Nittany shareholders become our newest National Penn shareholders.

•	To all of our new employees, customers and shareholders from Nittany Financial - Welcome!

V.	(BRANDING SECTION)
In addition to growing the company, we’ve been hard at work examining the best ways to “brand” the company.

•
We have often been called the “best keep secret” in Pennsylvania banking. But to remain strong and growing in an increasingly competitive financial field, we must tell the secret of our success and raise our profile in a very compelling way. Therefore, creating a stronger branding program is more important than ever.

•
To help us effectively build our brand, we have partnered with gkv communications - who joins us here today. gkv is a Baltimore-based full-service marketing firm that specializes in developing brands for organizations such as National Penn -- Companies that want to raise their top of mind awareness amidst heavy competition from better known - and better funded - organizations.

•
Our focus for this branding process is not about the name or creating a fancy tag line. Instead, it’s about creating a National Penn brand promise that each and every employee can live up to and deliver consistently.

•
To do this, we have spent a great deal of time researching our current culture and business systems at National Penn. We’ve also been looking at what our customers and the communities we serve think of us and trust us to provide.

•
Through this research, we will develop a unique National Penn brand promise that will be first unveiled internally this fall and then externally in early 2007. During that time, we will be launching a series of internal brand reinforcement tactics including employee training, executive leadership and coaching. The internal brand reinforcement process also allows us to ensure that all National Penn employees are delivering the brand promise consistently and effectively.

•	Our ultimate goal for the branding program is to raise the awareness of our organization and build even stronger brand loyalty among our customer base.

•	We are encouraged by what this process can do for our organization and look forward to sharing more about it with you in the coming months!

VI.	Let’s move briefly to our Loan Growth and Credit Quality

•
Last year at this time, we reported continued improvement in our overall Credit Quality when looking back to 2004. We’re happy to say that these positive trends continued throughout 2005 and we begin 2006 in a strong position.

•
We believe our loan growth in the business and retail segments may be in the high single digits - we may even see low double digits for the first time in several years, especially in the business segment.

•	We continue to work aggressively to maintain our relatively low level of delinquencies while keeping our level of non-performing assets and our level of charge-offs as low as possible.

•	The Good news is - the continued strength of our Reserve for Loan and Lease Losses stood at 1.73% of total Loans at March 31, 2006 - stronger than most of our peers!

VII.	INTRODUCTION TO MOVING FORWARD SECTION

A.	Fraud - 2005 Incident

•
Before we talk about 2006, I’d like to provide an update on the status of the fraud incident that was uncovered in early 2005. As you all know, we uncovered a fraud in the loan portfolio of one former loan officer. We immediately launched an exhaustive investigation, and we formed a task force to consider changes in our policies and procedures, as necessary.

•	Nearly one year ago, in April 2005, National Penn filed a civil complaint against the former loan officer and others.

•
In November 2005, without any admission of fault or liability by any party, National Penn reached a settlement with certain defendants under which they paid National Penn $3.5 million against losses previously recorded.

•	We will continue to explore all available avenues to recover remaining losses from the fraud, including insurance and civil claims.

•	We continue to cooperate with law enforcement authorities, but we all realize that the wheels of criminal justice turn more slowly than we would like them to.

•	We will also continue to cooperate with other governmental authorities who regulate and oversee our business activities.

•	We also want to thank all of our shareholders, employees and customers for maintaining their confidence in National Penn throughout this ordeal.

B. Year of challenges

•	Now I’d like to focus briefly on the path that lies ahead for National Penn in 2006 and beyond.

•	As many of you have heard us reference, 2006 will not be “business as usual” as we face a historically flat yield curve and intense competition.

•	Both of these represent significant challenges to achieving the type of profitable revenue growth that we collectively want to achieve for National Penn.

•	It’s no secret that there are only two ways to become more profitable: grow revenue profitably and/or control costs.

•
I’ve already addressed the steps we are taking to re-brand National Penn to make us stand apart from our financial competitors. And our focus on internal referrals and leveraging customer relationships as well as our continued acquisition strategy should allow us to increase revenue sources.

•	We’ve also taken a series of significant steps to help us control and reduce costs internally.

o
In January 2005, our directors approved a series of management-recommended changes to National Penn’s retirement benefits package as part of an overall strategy to remain both a financially strong company and a competitive employer.

o
The changes enable us to continue to offer both a defined benefit pension plan and an enhanced defined contribution 401(k) plan - retirement benefits that many of our competitors and leading international companies have not been able to maintain, opting instead to suspend or terminate pension plans.

o
By restructuring our current retirement benefits package, we can better work toward the financial goals set by our board, while still providing more performance-based opportunities for our employees to save for their retirement.

•
We believe National Penn is positioned to meet the challenges ahead with competitive pricing options and a robust asset/liability management process intended to place National Penn in the best possible interest rate risk position to deal with the various external forces facing the company at any given time.

VIII.	(WRAP UP SECTION)

•	Allow me to wrap up with the following comments:

•	I’d like to extend a very sincere and heartfelt “thank you” to our shareholders, directors, employees and our customers.

•	Our reputation and our ability to anticipate and respond to customers needs are crucial to our continued success. We are blessed with great employees who help us be successful every day.

•	On behalf of the National Penn Board, let us assure you that we remain committed to our business strategies of:

o	Building on our community banking market niche

o	Building profitable relationships

o	Diversifying our revenue streams

o	Maintaining strong asset quality

o	Balancing our organic growth and growth by acquisition

o	Focusing on shareholder value

•
We will also move forward with our efforts to grow our brand, and continue to integrate all of our divisions and affiliates together so that we can tap into our entire spectrum of products and services, for the benefit of our customers.

•	Thank you for your support!